FOR IMMEDIATE RELEASE	July 30, 2019
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF TWO PENNSYLVANIA COMMUNITIES

FREEHOLD, NJ, July 30, 2019........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of two communities located in Pennsylvania for a total purchase price of approximately $11.65 million. These communities contain 285 developed homesites of which approximately 76% are occupied. They are situated on approximately 60 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce the acquisition of two communities located in the Pittsburgh area. Through this acquisition, we continue to increase our already significant ownership of affordable housing supply in the western Pennsylvania market where we have seen continued growth. The communities will benefit from the implementation of our rental program which will increase their revenue and value. We look forward to executing on our business plan.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 121 manufactured home communities with approximately 22,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.